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                                                                    EXHIBIT 10.1
                                LICENSE AGREEMENT

         This LICENSE AGREEMENT, dated as of November 5, 1999 (this "Agreement"), is entered into by and between LEARNINGEXPRESS.COM, LLC., a Delaware limited liability company ("LEC"), and THE LEARNING EXPRESS, INC. a Massachusetts corporation ("LEI").

                                   BACKGROUND

         A. LEI has developed plans, methods, manuals, systems and procedures, a uniform and recognizable marketing image and reputation for toy stores and the sale of related products and services under the name, trademark and service mark "Learning Express" (referred to herein as the "System") and has licensed the System to franchisees ("Franchisees") who own and operate retail toy stores ("Retail Stores") under the name Learning Express.

         B. LEC wishes to develop, operate and promote an Internet-based on-line store at www.learningexpress.com (all operations of LEC on or through www.learningexpress.com are, collectively, the "On-Line Store") to adapt the System for electronic commerce and, accordingly, LEC wishes to obtain a license to certain of LEI's intellectual property all as described in this Agreement .

         C. LEI believes that the development of the On-Line Store will enhance the business of its Franchisees and thereby LEI's own business and, accordingly, LEI is willing to license LEC to use the System to develop, operate and promote the On-Line Store on the terms set forth in this Agreement.

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

"Content" means any text, graphics, photographs, video, audio or other data or information published, displayed or broadcast by or on behalf of LEC that contains or includes a Mark or includes the distinctive components of the Trade Dress.

"Domain Name" shall mean the Internet domain name LEARNINGEXPRESS.COM, registered by LEI with Network Solutions, Inc. ("NSI").

"Domain Name Related Properties" shall have the meaning set forth in Section
         2(a)(ii).

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"Intellectual Property" shall mean the Marks, the Trade Dress and the Domain
         Name Related Properties.

"Licenses" shall have the meaning set forth in Section 2(a).

"On-Line Store" shall have the meaning set forth in paragraph B of the introductory paragraphs to this Agreement.

"Person" shall mean a natural person, corporation, association, trust, (including a business trust), partnership, limited liability company, joint stock company, organization or proprietorship or similar entity.

"Product" shall mean any product sold through the On-Line Store.

"Royalty" shall have the meaning set forth in Section 4(a).

"System" shall have the meaning set forth in paragraph A of the introductory paragraphs to this Agreement.

"Term" shall have the meaning set forth in Section 9(a).

"Trade Dress" shall have the meaning set forth in Section 2(a)(iii).

2.       LICENSES AND RELATED RIGHTS.

         (a) Licenses. Effective upon the date hereof, LEI grants to LEC an exclusive (even as to LEI) world-wide, non-transferable, limited license to use:

                  (i) the LEI names and trademarks set forth on Schedule 2(a)(i) hereto and made a part hereof, and the Domain Name (all such names and trademarks, including the Domain Name, are the "Marks");

                  (ii) all of LEI's other rights of any kind in, to and under the Web site currently operated under the Domain Name, including without limitation any (A) content, including without limitation documents, text, web-site architecture, photographs, video, pictures, animation, sound recordings, computer programs and all other works of authorship; (B) copyrights and applications, registrations, recordings and renewals in connection therewith; (C) trade secrets and confidential business information; (D) computer software including without limitation all computer programming codes, object codes, source codes, associated procedural codes and designs directly or indirectly associated therewith; all algorithms, formulas and protectable concepts embodied therein as well as all cards, tapes, disks, other media, documentation, specifications or other physical embodiments, or modifications, improvements and enhancements embodying, relating to or containing any of the foregoing; (E) other proprietary rights in connection

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         therewith; (F) licenses, agreements and permissions with respect to any of the foregoing; (G) all rights corresponding to any of the foregoing throughout the world; and (H) all of the foregoing items, if any, provided or licensed by third parties to LEI pursuant to any agreement or arrangement, including without limitation any development, license or sublicense agreement or arrangement (all of the foregoing (i) and (ii) are, collectively, the "Domain Name Related Properties"); and

                  (iii) the color schemes, presentation styles, fonts and other "look and feel" components of the System as used and developed by LEI from time to time (all such components of the System are the "Trade Dress"), in all cases solely in connection with the creation, marketing (including without limitation through catalogs and direct mail advertising of the On-Line Store), promotion, and operation of the On-Line Store during the Term (as defined below), provided, however that the License shall only permit LEC to distribute printed catalogs if each such catalog (a) expressly and prominently encourages consumers to check the On-Line Store to locate the Retail Store nearest them, and (b) is not distributed by LEC within the "Protected Territory" (as such term is defined in the Franchise Agreement between LEI and the applicable Franchisee) of any Retail Store. In addition, LEI hereby grants to LEC the right to sublicense any component of the Intellectual Property solely to enable development of software, conduct of marketing and promotional activities and/or processing and/or delivery of Products, in each case in connection with the operation of the On-Line Store, provided that LEC shall obtain the prior written consent of LEI to any such sublicense and the term thereof, which consent shall not be unreasonably withheld or delayed, and provided further that any such sublicensee agrees in writing to the provisions of Section 2(b)(viii) hereof.

         The licenses set forth in this Section 2(a) (the "Licenses") shall be the only licenses to any of the Marks, the Domain Name Related Properties or the Trade Dress granted to any Person by LEI for use in Internet-based commerce during the Term.

         (b) Covenants Regarding the Intellectual Property.

                  (i) Except for the Licenses, LEI shall be and remain the absolute owner of all of the Intellectual Property and during the Term shall have all rights to use and license the Intellectual Property (other than the Domain Name) outside of the scope of the Licenses. Any goodwill generated by LEC's use of Intellectual Property shall inure to LEI's benefit. LEC waives all rights LEC may have to question, contest or challenge, either during or after the Term, LEI's ownership of the Intellectual Property. LEC shall not register or attempt to register any Mark.

                  (ii) If during the Term LEC shall create or have the benefit of any proprietary right in any of the Intellectual Property, such proprietary right shall immediately and automatically vest in LEI. Notwithstanding the foregoing, LEC shall be entitled to use

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         any such new proprietary right during the Term as though it had specifically been included in the Licenses.

                  (iii) With respect to each Mark listed on Schedule 2(a)(i) as a federally registered trademark or service mark, LEI shall throughout the Term pay all registration and renewal fees and other fees and costs associated with maintaining such Marks so registered in good standing in the records of the United States Patent and Trademark Office.

                  (iv) If LEC learns of any infringement, threatened infringement or passing off of any of the Intellectual Property, or that any Person claims or alleges that any of the Intellectual Property is liable to cause deception or confusion to the public, then LEC shall promptly notify LEI and recommend a course of action, including without limitation commencing litigation or other legal proceedings, that LEC considers to be necessary to protect the Intellectual Property from infringement by any person or party. Unless LEI elects, within twenty
         (20) days following receipt of any such notice from LEC, to prosecute the actions recommended by LEC at LEI's expense, then LEC, at LEC's expense, may take the recommended actions, provided that LEC shall consult with LEI from time to time and takes steps to reasonably accommodate LEI's interests in any such actions, and provided further that settlement of any actions taken by LEC shall be subject to the approval of LEI, which approval shall not be unreasonably withheld. Nothing in this Agreement shall limit or impair LEI's rights, during or after the Term, to protect any of the Intellectual Property from infringement by any person or entity, including LEC.

                  (v) Upon the termination of this Agreement, LEC shall cease all use of the Intellectual Property, as soon as commercially and technically practicable, and shall remove or erase all Intellectual Property and attributes thereof from the On-Line Store and any advertising and promotional materials, as soon as commercially and technically practicable, given customary Internet business practices, but in no event shall any such material be used by LEC or otherwise remain on the On-Line Store or in any advertising or promotional materials then being distributed or published by LEC more than 30 days following termination of this Agreement.

                  (vi) LEC shall cause the notice "(R)" or "TM" or "SM" and/or the legend "[description of Mark] is a trademark/service mark of Learning Express, Inc. and is used under license" (or such other legend as LEI may reasonably request from time to time), to appear in connection with each Mark, wherever published or displayed by or on behalf of LEC, in accordance with LEI's reasonable instructions.

                  (vii) LEC shall not file any application in any country to register a trademark which is the same as or confusingly similar to any Mark or any other trademark of LEI. If any application for registration is filed in contravention of the foregoing sentence, LEI

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         may take appropriate action against LEC to prohibit or otherwise restrain LEC's use of the Mark for which the application was filed.

                  (viii) LEC shall (A) maintain LEI's quality and product standards with respect to LEC's use of the Marks and the Trade Dress,
         (B) maintain the prestige and goodwill of the Marks and the Trade Dress, (C) not take any action that would materially denigrate the value of any of the Marks or the Trade Dress and (D) use the Marks and the Trade Dress in compliance with any restrictions or requirements reasonably requested by LEI to maintain such quality standards. Without limiting the foregoing, if LEI reasonably believes that any product, service or content available on the On-Line Store is not reasonably consistent with the standards set forth in this Section 2(b)(viii), LEI may so state in writing to LEC and, unless LEI shall subsequently withdraw LEI's objection, LEC shall remove the objectionable product, service or content from the On-Line Store as soon as possible and in all events within three (3) business days following such notice from LEI.

                  (ix) At least ten (10) days prior to publication, broadcast, display or distribution of any Content by LEC, LEC shall provide LEI an advance copy of such Content for approval, which approval shall not be unreasonably withheld, provided that such approval shall not be required for any Content that is not materially different from Content previously approved by LEI in accordance with this Section 2(b)(ix).

3. MAINTENANCE OF DOMAIN NAME REGISTRATION. Throughout the Term, LEC on behalf of LEI shall pay all fees and otherwise take all steps necessary to maintain in good standing the registration of the Domain Name with NSI or any applicable successor Internet domain name registration service.

4. CONSIDERATION TO LEI. In consideration of the Licenses, LEC shall:

         (a) pay to LEI a royalty (the "Royalty") with respect to each calendar month (or portion thereof) during the Term (in each case within twenty (20) days following the end of such calendar month), commencing with the month ended January 31, 2002, an amount equal to three percent (3%) of "Net Sales" accrued during such month (or portion thereof for any partial months during the Term). For the purposes of the foregoing, "Net Sales" shall mean (A) LEC's gross revenues accrued from the sale of Products through the On-Line Store minus (B) all costs and charges incurred in connection with returned Products and shipping and handling charges in connection therewith.

         (b) within ninety (90) days following the end of each fiscal year during the Term (or portion of such fiscal year if the Term does not extend during an entire fiscal year), transmit to LEI a statement certified by LEC's chief financial officer detailing the calculation of Net Sales for such fiscal year then ended.

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         (c) maintain accurate books and records supporting the calculations of
Net Sales set forth in the foregoing subsection throughout the Term and for a period of two (2) years following the fiscal years for which such determinations have been made and permit LEI and its representatives, upon at least ten (10) days prior written notice to LEC, to make examinations of such books and records during usual business hours and at the place at which LEC usually keeps its books and records.

         (d) for any Royalty not paid by LEC when due, pay LEI a late payment penalty equal to one percent (1%) per month of such unpaid amount, or if less, the maximum amount permissible under applicable law.

5. FURTHER COOPERATION. Each of the parties hereto covenants and agrees that it shall furnish to the other party hereto such reasonably necessary information and reasonable assistance, including without limitation execution of documents, certificates and instruments, as such other party may reasonably require to effectuate the provisions of this Agreement.

6. REPRESENTATIONS AND WARRANTIES BY LEI

         (a) General. LEI represents and warrants to LEC that: (i) LEI is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts; (ii) LEI has the requisite corporate power and authority to execute and deliver, and to perform LEI's obligations under, this Agreement; and (iii) neither the execution and delivery of this Agreement by LEI nor the performance by LEI of LEI's obligations hereunder will violate or conflict with (A) the provisions of any agreement to which LEI is a party, or
(B) the provisions of any law, statute, rule, regulation, judgment, order, or decree of any domestic or foreign governmental, administrative, or judicial authority which, if violated, would have a material adverse effect on the ability of LEI to perform LEI's obligations hereunder.

         (b) Regarding the Intellectual Property. LEI represents and warrants to LEC that: (i) LEI possesses all right, title, and interest in and to the Intellectual Property, free and clear of any encumbrance, license (other than pursuant to this Agreement or any agreements with Franchisees) or other restriction and LEI is hereby licensing and or assigning the Intellectual Property, as applicable, to LEC free and clear of any encumbrance, license or other restriction other than as set forth herein; and (ii) each of the Intellectual Property and the License does not interfere with, infringe upon, or misappropriate any patent, copyright, trade secret or other intellectual property rights of any Person.

7. REPRESENTATIONS AND WARRANTIES BY LEC. LEC represents and warrants to LEI that: (i) LEC is a limited liability company duly organized and validly existing under the laws of the State of Delaware; (ii) LEC has the requisite limited liability company power and authority to execute and deliver, and to perform LEC's obligations under, this Agreement; and (iii) neither the execution and delivery of this Agreement by LEC nor the performance by LEC of LEC's obligations hereunder will violate or conflict with (A) the provisions of any agreement to which LEC is a party, or (B) the provisions of any law, statute, rule, regulation, judgment, order, or decree of any domestic or foreign governmental, administrative, or judicial authority which, if violated, would have a material adverse effect on the ability of LEC to perform LEC's obligations hereunder.

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8.       NON-COMPETITION.

         (a) During the Term, LEI shall not directly or indirectly engage in, either as principal, agent, consultant, proprietor or stockholder or participate in the ownership, management, operation or control of any other business engaged in any activity which is or may reasonably be construed to be the creation, marketing, promotion, or operation of any business that directly or indirectly markets or distributes through the Internet (or any similar global computer network) books, toys, or other child-related consumer products or any other products produced, marketed or sold by LEC during the Term.

         (b) During the Term and for a period of two (2) years following the termination of this Agreement, LEC shall not directly or indirectly engage in, either as principal, agent, consultant, proprietor or stockholder or participate in the ownership, management, operation or control of any other business engaged in any activity which is or may reasonably be construed to be competitive, directly or indirectly, in whole or in part, with LEI in any business that manufactures, markets or distributes through retail (other than the Internet) or direct marketing channels (including without limitation printed catalogs consistent with the provisions of Section 2(a) hereof and mail-order but excluding the Internet (or any similar global computer network)) toys, books or other child-related consumer products anywhere in the world or any other products produced, marketed or distributed by LEI during the Term. Notwithstanding anything herein to the contrary, LEC is authorized to promote the On-Line Store by any means and in any media now or hereafter existing, including without limitation catalogs describing Products available through the On-Line Store and direct mail advertising.

9.       TERM AND TERMINATION.

         (a) This Agreement shall commence on the date hereof and continue for an indefinite period in full force and effect until it is terminated in accordance with this Section 9 (such period is, the "Term").

         (b) Either party shall have the right but not the obligation to terminate this Agreement immediately if at any time: (i) the other party shall be in material breach of any of its obligations hereunder, and such breach shall not be cured within twenty (20) days following receipt of written notice thereof, except that for breaches under Section 2(b)(viii) of this Agreement the period for such cure shall be a total of three (3) days including the period set forth in said Section 2(b)(viii); (ii) the other party shall be the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors; (iii) the other party shall become the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, and such petition or proceeding shall not be dismissed within sixty (60) days of filing;
(iv) the business of the other party shall be liquidated or otherwise terminated on any basis; or (v) the other party shall become insolvent or unable to pay its debts as they become due.

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         (c) A party may exercise its right to terminate this Agreement pursuant to this Section 9 by written notice to the other party. No exercise by a party of its rights under this Section 9 shall limit its remedies by reason of the other party's default, the party's rights to exercise any other rights under this Section 9 or any other rights of that party.

         (d) The provisions of Sections 2(b)(i), 2(b)(ii), 2(b)(v), 2(b)(vii), 4 (for Royalties and records of Net Sales accrued prior to a termination), 5, 8(b), 9(d), 10 and 11 shall survive any termination of this Agreement.

10. SPECIFIC ENFORCEMENT. LEI and LEC each acknowledge that the other party will be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by either LEI or LEC, the other party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

11. MISCELLANEOUS.

     11.1. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given on the date of postmark when sent by registered or certified mail, return receipt requested, addressed as follows:

                  If to LEI:

                  The Learning Express, Inc.
                  Devens Business Community
                  29 Buena Vista Street
                  Ayer, MA  01432
                  Attn:  Chief Executive Officer

                  If to LEC:

                  LearningExpress.com, LLC
                  Devens Business Community
                  29 Buena Vista Street
                  Ayer, MA  01432
                  Attn:  Chief Executive Officer

or such other address as any party may give the others notice of pursuant to this Section.

     11.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof. Any action to enforce, arising out of, or relating in any way to, any of

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the provisions of this Agreement shall be brought and prosecuted in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the parties consent to the jurisdiction of said courts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     11.3. Waivers; Amendments. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by either party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law, in equity or otherwise. This Agreement may not be amended except in a writing signed by the parties hereto.

     11.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

     11.5. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provisions and of the entire Agreement shall not be affected thereby.

     11.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7. Prior Understandings. This Agreement represents the complete agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings.

     11.8. Headings. Headings in this Agreement are included for reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

     11.9. Sealed Instrument. This Agreement shall have the effect of an instrument executed under seal.


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         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.




THE LEARNING EXPRESS, INC.                 LEARNINGEXPRESS.COM, LLC


By:  /s/ Sharon DiMinico                   By:   /s/ Steven P. Manfredi
     -----------------------                     -----------------------
     Name:                                       Name:
     Title:                                      Title:


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                             SCHEDULE 2(a)(i): MARKS

MARK                                             REGISTERED FEDERAL TRADEMARK?

"Learning Express"                               Yes
(Words Only)
Registration Date: July 16, 1991
Registration No.: 1,651,110

"Learning Express"                               Yes
(Train Logo)
Registration Date: April 16, 1991
Registration No.: 1,641,650

"Learning Express"                               Yes
(Logo)
Registration Date: November 12, 1996
Registration No.: 2,015,571

LearningExpress.com                              No


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